INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL COMMENTS ON
BREUNERS HOME FURNISHINGS CORPORATION BANKRUPTCY FILING

St. Louis, Missouri, July 14, 2004 – Furniture Brands International (NYSE: FBN) announced today that the Breuners Home Furnishings Corporation(“BHFC”) bankruptcy filing will result in a charge to earnings of 9 to 10 cents per diluted common share in the second quarter of 2004.

The Company expects its Broyhill and Lane operations to be listed as creditors in the BHFC bankruptcy action with a combined accounts receivable of approximately $10 million. In the second quarter of 2004, the Company will record a charge of approximately 9 to 10 cents per diluted common share to reflect the loss of collectibility, none of which was included in the Company’s previous earnings guidance for the quarter. The Company’s sales to BHFC in full-year 2003 were approximately $42 million, representing less than 2% of the Company’s total sales.

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry –Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers. The Company will announce its second quarter 2004 results on July 28 and will host a conference call the morning of July 29.